(h)(7)(A)(i)

AMENDED SCHEDULE A

to the

ADMINISTRATIVE SERVICES SUB-CONTRACT

between

DIRECTED SERVICES, LLC

and

VOYA INVESTMENTS, LLC

Name of Series

VY® FMR® Diversified Mid Cap Portfolio

Voya High Yield Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

Voya Limited Maturity Bond Portfolio

Voya Liquid Assets Portfolio

VY Morgan Stanley Global Franchise Portfolio

Voya Multi-Manager Large Cap Core Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

VY® Templeton Global Growth Portfolio

Voya U.S. Stock Index Portfolio